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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2003

XO COMMUNICATIONS, INC.

(Exact name of registrant as specified in charter)

Delaware	0-30900	54-1983517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11111 Sunset Hills Road, Reston, Virginia (Address of principal executive offices)		20190 (Zip Code)

Registrant’s telephone number, including area code: 703-547-2000

(Former name or former address, if changed from last report)

Item 5. Other Events.

     XO Communications, Inc. (“XO”) announced on June 26, 2003 that it has offered a revised proposal for a bankruptcy restructuring of Global Crossing, Ltd. and Global Crossing Holdings, Ltd. (collectively “Global Crossing”) that would run in parallel with Global Crossing’s current efforts to emerge from bankruptcy under the terms of its current Purchase Agreement with Singapore Technologies Telemedia PTE (“STT”).

     The revised offer, which supersedes all prior XO offers with the exception of its tender offer for the $2.25 billion of senior secured bank debt made on June 24, 2003 (and filed on a Form 8-K on June 26, 2003), was detailed in a term sheet that accompanied a letter dated June 25, 2003 and sent June 26, 2003 by Carl Icahn, XO’s Chairman of the Board, to John Legere, CEO of Global Crossing, Ltd. The revised offer contemplates that XO would be authorized to propose and file by July 15, 2003 a Plan and Disclosure Statement (“XO Plan”) that includes the following terms:

•	XO will pay holders of the $2.25 billion senior secured Global Crossing bank debt $220 per $1,000 of principal, or approximately $495 million in the aggregate.

•	XO will pay holders of Global Crossing’s pre-petition unsecured indebtedness $200 million in cash in full satisfaction of all unsecured claims.

•	A disclosure statement hearing for the XO Plan must occur on or prior to August 16, 2003 and a confirmation hearing for the XO Plan must occur on or prior to September 30, 2003.

•	All allowed administrative and priority claims will be paid in full as and when allowed or on such other terms as holders of such allowed administrative and priority claims may agree but such allowed claims shall not exceed $195 million.

•	If the STT transaction receives all requisite regulatory approvals (including those required by the Committee on Foreign Investment in the U.S. and the Federal Communications Commission) prior to the confirmation hearing date, then the confirmation hearing for the XO Plan shall be canceled and Global Crossing shall proceed with the STT transaction.

•	If the STT transaction has not received all requisite regulatory approvals prior to the XO Plan confirmation hearing, then Global Crossing will terminate its Purchase Agreement with STT, pursuant to the terms of the Purchase Agreement and neither Global Crossing nor XO shall be liable for liquidated damages. Global Crossing shall then immediately proceed to confirmation of the XO Plan.

•	The XO offer is subject to the revision by Global Crossing of its pending request in U.S. Bankruptcy Court to extend exclusivity and approval by the Court of a revised motion that would permit Global Crossing to terminate its Purchase Agreement with STT, without incurring liquidated damages, on or after September 30, 2003.

•	This XO offer is not subject to due diligence or financing contingencies.

     A copy of the June 26, 2003 press release issued by XO is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

Exhibit. XO Communications, Inc.

99.1	Press Release of XO Communications, Inc., dated June 26, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XO COMMUNICATIONS, INC

By:	/s/ Wayne M. Rehberger

Name: Wayne M. Rehberger
Title: Executive Vice President, Chief Financial Officer

June 26, 2003

Exhibit Index

Exhibit No.	Description

99.1	Press Release of XO Communications, Inc., dated June 26, 2003.